Exhibit 99.2(a)

VIRTUS MUTUAL FUNDS

FIDELITY BOND RENEWAL - PREMIUM ALLOCATION

Policy Year 9/1/2009 to 9/1/2010

Premium for $20,000,000	$47,072.00
Allocation: 25% VPD	11,768.00
24% Investment Advisors	11,297.28	[SEE BELOW]
1% VP	470.72
50% Mutual Funds	23,536.00	[SEE DISTRIBUTION BELOW]
	47,072.00

FUND	Gross Assets as of 8/31/2009	% of Total	Allocated Premium
Virtus Equity Trust	2,126,558,807.75	0.129985828	3,059.35
Virtus Insight Trust	5,102,705,471.42	0.311902683	7,340.94
Virtus Institutional Trust	57,382,115.16	0.00350748	82.55
Virtus Opportunities Trust	4,991,751,266.61	0.305120611	7,181.32
Duff & Phelps Utility and Corporate Bond Trust, Inc.	511,729,696.23	0.031279459	736.19
DNP Select Income Fund, Inc.	2,569,988,804.50	0.15709047	3,697.28
DTF Tax Free Income, Inc.	198,910,950.04	0.012158424	286.16
The Zweig Fund, Inc.	334,704,389.23	0.020458793	481.52
The Zweig Total Return Fund, Inc.	466,196,622.45	0.028496251	670.69

	16,359,928,123.39	1.00	23,536.00

Investment Advisor	Fund Gross Assets by Adviser as of 8/31/2009	% of Total	Allocated Premium
Virtus Investment Advisers, Inc.	10,229,292,998.44	0.625265155	7,063.80
Duff & Phelps Investment Management Co.	4,172,566,590.80	0.255047978	2,881.35
Engemann Asset Management	59,864,812.52	0.003659234	41.34
SCM Advisors, LLC	912,827,689.16	0.055796559	630.35
Zweig Advisors, LLC	800,901,011.68	0.048955045	553.06
Kayne Anderson Rudnick Investment Management	184,475,020.69	0.011276029	127.39

TOTAL	16,359,928,123.29	100.00%	11,297.28